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                                    FOR IMMEDIATE RELEASE

                                    Media Contact:    Emory Epperson
                                                      (714) 727-7958

                                    Analyst Contact:  Misty Ohmart
                                                      (714) 727-7728


              AST RESEARCH ANNOUNCES CHANGES TO BOARD OF DIRECTORS


IRVINE, Calif., Sept. 21, 1995 -- AST Research Inc. (ASTA--NASDAQ) today announced changes to its board of directors with the resignations of Delbert W. Yocam and Noh Byung Park. The company has no current plans to fill the two new openings, but will replace the director position left vacant by James T. Schraith, former president and chief operating officer.

     "AST has received excellent governance through Del's participation on our board over the past three years and we wish him the best in his future endeavors," said Safi Qureshey, AST chairman and chief executive officer. "We also will miss Noh Byung, who served for only a brief period."

     A director since 1992, Yocam served on the board's audit and compensation committees. Park, elected to the board in July, resigned to keep Samsung's board representation at one less than the majority, in accordance with membership requirements following the recent completion of the Samsung strategic investment.

     Remaining members of AST's board of directors include Qureshey; Bruce Edwards, AST executive vice president and chief financial officer; Carmelo J. Santoro Ph.D.; Jack W. Peltason; Richard J. Goeglein; Kwang-Ho Kim; Young Soo Kim; Hee Dong Yoo; Won Suk Yang and Hoon Choo.

CORPORATE BACKGROUND

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The $2.468 billion company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.

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